Exhibit 107.1
Calculation of Filing Fee Tables
(1)
424(b)(2)
(Form Type)
PG&E Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	7.375% Fixed- to-Fixed Reset Rate Junior Subordinated Notes due 2055	457(r)	$500,000,000	102.863%	$514,315,000	0.0001531	$78,741.63

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$514,315,000		$78,741.63

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$78,741.63
Offering Note

(1)
This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement
No. 333-277286.
The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.